EXHIBIT 3.1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Designation (PURSUANT TO NRS 78.1955)	Filed in the office of Barbara K. Cegavske Secretary of State State of Nevada	Document Number 20170306188-06

Filing Date and Time 07/18/2017 10:50AM

Entity Number E0182752011-5

USE BLACK INK ONLY • DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1.	Name of corporation:

CLS HOLDINGS USA, INC.

2.
By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

PLEASE SEE ATTACHED CERTIFICATE OF DESIGNATION OF Series A CONVERTIBLE PREFERRED STOCK.

3.	Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

4.	Signature: (required)

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation Revised: 1-5-15

CERTIFICATE OF DESIGNATION OF
Series A CONVERTIBLE PREFERRED STOCK

OF

CLS HOLDINGS USA, INC.

A. Designation and Number. This series shall be designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”), with a par value of $.001 per share, and the number  of shares constituting the series shall be six hundred fifty thousand (650,000), to be issued as whole or fractional shares.

B. Rank. The Series A Preferred Stock shall rank (i) prior to the Company’s common stock, par value $.0001 per share (the “Common Stock”); (ii) prior to any class or series of capital stock of the Company hereafter created that does not, by its terms, rank senior to or pari passu with the Series A Preferred Stock (each security described in (i) through (ii), a “Junior Security” and collectively, the “Junior Securities”); (iii) pari passu with any class or series of capital stock of the Company hereafter created that by its terms, ranks on parity with the Series A Preferred Stock (the “Pari Passu Securities”); and (iv) junior to any class or series of capital stock of the Company hereafter created that, by its terms, ranks senior to the Series A Preferred Stock (collectively, the “Senior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. For purposes of this Certificate of Designation, “Issuance Date” means, with respect to any share of the Company’s capital stock, the date such share was originally issued by the Company regardless of the number of transfers of such share recorded on the stock records maintained by or for the Company and regardless of the number of certificates that may be issued to evidence such share.

C. Stated Value. The stated value of the Series A Preferred Stock shall be Seventy Cents ($0.70) per share (the “Stated Value”).

D. Dividends. No dividends shall accrue or be payable on the Series A Preferred Stock.

E. Voting Rights. The holders of the Series A Preferred Stock shall have no voting rights whatsoever, except for any voting rights to which they may be entitled under the laws of the State of Nevada. If the holders of the Series A Preferred Stock are entitled to voting rights under the laws of the State of Nevada, each such holder shall have one (1) vote for each share of Series A Preferred Stock held.

F. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary (each of which is hereinafter referred to as a “Liquidation Event”), and before any distribution shall be made to the holders of any shares of any Junior Security of the Company, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders an amount per share equal to the Stated Value of the Series A Preferred Stock. If, upon a Liquidation Event, the assets of the Company, or proceeds thereof, to be distributed among the holders of the Series A Preferred Stock are insufficient to permit payment in full to such holders of the aggregate amount that they are entitled to be paid by their terms, then the entire assets, or proceeds thereof, available to be distributed to the Company’s shareholders shall be distributed to the holders of the Series A Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

G. Conversion Rights. The holders of Series A Preferred Stock shall have the following rights with respect to the conversion of the Series A Preferred Stock into shares of Common Stock:

1. Optional Conversion. Each share of Series A Preferred Stock shall be convertible at the option of the holder into ten (10) shares of Common Stock (the “Conversion Rate”). A holder may effect a conversion under this Section at any time after the Issuance Date of the Series A Preferred Stock. The Conversion Rate is subject to adjustment as hereinafter provided, at any time or from time to time upon the terms and in the manner herein after set forth in this Section G.

2. Forced Conversion. If, ninety (90) days after the Issuance Date, all of the Series A Preferred Stock has not been converted into Common Stock, the Company may, at any time, deliver a notice to the holder (a “Forced Conversion Notice” to cause the holder to immediately convert all and not less than all of the Stated Value of the shares of Series A Preferred Stock held by such holder at the then-current Conversion Rate (a “Forced Conversion”). Upon delivery of the Forced Conversion Notice, the Company shall as promptly as possible deliver to each holder a form of letter of transmittal by which each holder shall exchange such holder’s Series A Preferred Stock for shares of Common Stock. Notwithstanding such exchange, from and after the Forced Conversion Notice Date, each holder of Series A Preferred Stock shall be deemed for all purposes to hold the shares of Common Stock into which such Series A Preferred Stock shall be converted.

3. Conversion Procedures.

(a) In order to convert any share of Series A Preferred Stock, into shares of Common Stock, the holder thereof shall (i) surrender the certificate or certificates for such shares of Series A Preferred Stock, duly endorsed to the Company or in blank, to the Company at its principal office or at the office of the transfer agent maintained for such purposes, (ii) give written notice to the Company at such office that such holder elects to convert such shares of Series A Preferred Stock, in the same form as Exhibit I (the “Conversion Notice”) and (iii) state in writing therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Each conversion shall be deemed to have been effected at the close of business on the date on which the Company or such transfer agent shall have received such surrendered Series A Preferred Stock certificate(s), and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the record holder or holders of the shares represented thereby on such date (the “Conversion Date”). No fractional shares or scrip representing fractional shares will be issued upon any conversion.

(b) Upon receipt by the Company of copy of a properly completed Conversion Notice in the form as set forth in Exhibit I, (i) the Company shall as soon as practicable send, via email or facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Company’s transfer agent, which confirmation shall constitute an instruction to the transfer agent to process such Conversion Notice in accordance with the terms herein, and (ii) the Company or its designated transfer agent, as applicable, shall issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled. If the number of shares of Series A Preferred Stock represented by the Series A Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series A Preferred Stock being converted, then the Company shall, as soon as practicable after receipt of the Series Preferred Stock Certificate(s) and at its own expense, issue and deliver to the holder a new Series A Preferred Stock Certificate representing the number of shares of Series A Preferred Stock not converted.

(c) Notwithstanding anything in this Certificate of Designation to the contrary, the Company shall not be liable to the holder for damages of any kind for any delay in the delivery of the shares of Common Stock upon conversion of the Series A Preferred stock, if such delay is due to causes that are beyond the reasonable control of the Company, including, but not limited to, acts of God, acts of civil or military authority, fire, flood, earthquake, hurricane, riot, war, terrorism, sabotage and/or governmental  action.

4. Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A Preferred Stock, the Conversion Rate in effect immediately before that subdivision for the Series A Preferred  Stock shall be proportionately  increased.   Conversely, if the

Company shall at any time or from time to time after the Issuance Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A Preferred Stock, the Conversion Rate in effect immediately before the combination for the Series A Preferred Stock shall be proportionately decreased. Any adjustment under this Section G.4. shall become effective at the close of business on the date the subdivision or combination  becomes effective.

5. Adjustment for Common Stock Dividends and Distributions. If the Company at any time or from time to time after the Issuance Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, in each such event the Conversion Rate then in effect shall be proportionately adjusted; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Rate shall be adjusted pursuant to this Section G.5. to reflect the actual payment of such dividend or distribution.

6. Adjustment for Recapitalization, Reclassification, Exchange or Substitution. If at any time or from time to time after the Issuance Date, the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision, combination, stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere in Section G.), in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization , reclassification or other change by a holder of the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

7. Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Issuance Date, there is a capital reorganization of the Common Stock (other than a subdivision, combination, stock dividend, recapitalization, reclassification, exchange or substitution of shares provided for elsewhere in Section G.), as a part of such capital reorganization, provision shall be made so that each holder of Series A Preferred Stock shall thereafter be entitled to receive upon conversion of its Series A Preferred Stock the number of shares of stock or other securities or property of the Company to which a holder of the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such capital reorganization would have been entitled to receive upon such capital reorganization, all subject to further adjustment with respect to such stock or securities by the terms thereof In any such case, appropriate adjustment shall be made in the application of the provisions of Section G. with respect to the rights of the holders of Series A Preferred Stock after the capital reorganization to the end that the provisions of Section G. (including the adjustment of the Conversion Rate then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

8. Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Rate for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred Stock, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred Stock at the holder ‘s address as shown in the stock records of the Company. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

9. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share,  the Company shall, in lieu of issuing any fractional share, round the number of shares to be issued to the nearest share.

10.  Reservation of Common Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

11. Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered.

H. General Provisions.

1. Registration of Transfer. The Company shall keep at its principal office or at the office of the transfer agent maintained for such purposes a register for the registration of the Series A Preferred Stock. Subject to applicable federal and state securities law restrictions, upon the surrender of any certificate representing Series A Preferred Stock at such place, the Company shall, at the request of the record holder of such certificate, execute and deliver (at the Company’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

2. Replacement. Upon receipt of an affidavit of the registered holder or other evidence reasonably satisfactory to the Company of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender of such certificate, the Company shall (at the holder ‘s expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

3. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

4. Notice. Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed email or facsimile if sent during normal business hours of the recipient, or if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested , postage prepaid, or (d) one (1) day after deposit with a nationally recognized  overnight courier, specifying next day delivery, with verification of receipt. All notices to shareholders shall be addressed to each holder of record at the address of such holder appearing on the stock records of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series A Convertible Preferred Stock to be signed in its name and on its behalf by its President and Chief Executive Officer of the Company to be effective as of July 18, 2017; and its President and Chief Executive Officer acknowledges that this Certificate of Designation of Series A Convertible Preferred Stock is the act of the Company, and he further acknowledges that, as to all matters or facts set forth herein that are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief and that this statement is made under penalties of perjury.

CLS HOLDINGS USA, INC.

By:

       Name: Jeffrey I. Binder
       Title: President and Chief Executive Officer

EXHIBIT I

CLS Holdings USA, Inc.

FORM OF CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Series A Convertible Preferred Stock of CLS Holdings USA, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $.001 per share (the “Series A Preferred Stock”), of CLS Holdings USA, Inc., a Nevada corporation (the “Company”), indicated below, into shares of Common Stock, par value $.0001 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Series A Preferred Stock specified below:

Number of shares of Series A Preferred Stock owned prior to conversion:

Number of shares of Series A Preferred Stock to be converted:

[SIGNATURES ON FOLLOWING PAGE]

CONVERSION NOTICE SIGNATURE PAGE FOR INDIVIDUALS

Please ensure all pages have been completed.

IN WITNESS WHEREOF, the undersigned has caused this Conversion Notice to be executed as of the                                day of                   , 20     .

(Signature of Shareholder)	(Signature of Spouse or Joint Owner, If Any)

(Print Name of Shareholder)	(Print Name of Spouse or Joint Owner, If Any)

(Address)	(Address)

( )	( )
(Telephone Number)	(Telephone Number

(E-mail address)	(E-mail address)

(Social Security Number)	(Social Security Number)

(Date)	(Date)

Note: Conversion Notice must be signed reflecting the same ownership in which the shares of Series A Preferred Stock is held.

CONVERSION NOTICE SIGNATURE PAGE FOR CORPORATIONS, TRUSTS, PARTNERSHIPS
OR RETIREMENT PLANS

Please confirm all pages have been completed.

IN WITNESS WHEREOF, the undersigned has caused this Conversion Notice to be executed as of the                                day of                                       , 20     .

(Print Name of Shareholder)

By:
(Signature of Authorized Person)

(Print Name of Authorized Person)

(Title of Authorized Person)

(Address)

(Telephone Number)

(E-mail address)

Federal Employer Identification Number or Other Tax Identification Number